Exhibit 99

 Enesco Group, Inc. Reports Third Quarter 2003 Results; Recent Acquisition and
                   Improving Product Mix Drive Profitability

    ITASCA, Ill.--(BUSINESS WIRE)--Oct. 23, 2003--Enesco Group, Inc. (NYSE:ENC), a leader in the giftware, collectible and home decor industry, today reported results for the third quarter ended September 30, 2003.

    Third Quarter 2003 Highlights

    --  Revenue of $71.8 million, 4 percent higher than 3Q02.

    -- Gross profit margins improved to 43.4 percent from 41.5 percent in 3Q02.

    -- Operating profit of $7.1 million increased 6 percent compared to the same quarter last year.

    -- Net income was $4.6 million, a 4 percent increase compared to 3Q02.

    Financial Results

    For the third quarter of 2003, Enesco reported total revenues of $71.8 million, an increase of 4 percent when compared to revenues of $69.0 million for the third quarter of 2002. The Company's revenue growth was attributed to $2.0 million of revenues from the Bilston & Battersea acquisition, as well as the $1.9 million impact of favorable foreign currency exchange rates.
    Gross profit of $31.1 million was 9 percent higher than the third quarter of 2002. This increase was attributable to continued cost improvement programs, the Bilston & Battersea acquisition, and the impact of favorable foreign currency exchange rates. Increased success with new higher-margin product lines has also contributed to gross profit growth for the quarter.
    Operating expenses were $24.0 million, including $0.6 million of Bilston & Battersea expenses and $0.7 million related to foreign currency exchange rate impacts, which resulted in a 10 percent increase from the same period in 2002. Operating profit of $7.1 million for the third quarter of 2003 was 6 percent better than the same period in the prior year due to favorable gross profit performance and continued expense control.
    Net income of $4.6 million represented a 4 percent increase over the same period last year and generated $0.32 per diluted share versus $0.31 per diluted share in the third quarter of 2002.
    "This was an encouraging and pivotal quarter for our company," said Dan DalleMolle, president and CEO of Enesco. "Our dedication and persistence in refocusing the company over the last two years has resulted in both revenue and earnings growth this quarter. We improved our product mix to generate higher margin sales, and worked diligently to build a more efficient operating platform. We are excited about our expanded Disney relationship, announced earlier this quarter. We look forward to continuing to fortify growth through this strategic alliance."
    A conference call will be broadcast live on Friday, October 24, 2003, at 10:00 a.m. Central Time (11:00 a.m. Eastern) at http://www.enesco.com and http://www.streetevents.com. An online replay also will be available approximately one hour after the call. Please see the end of this release for more details.
    To listen to the Webcast, your computer must have RealPlayer installed. If you do not have RealPlayer, go to http://www.streetevents.com prior to the call, where you can download RealPlayer for free.
    For a phone replay, call 800/642-1687. Passcode: 1599402. The replay will be available for one week following the call.

    About Enesco Group, Inc.

    A global leader in the gift, collectibles and home decor industries for 45 years, Enesco Group, Inc. offers such popular product lines as Cherished Teddies, Disney, Nickelodeon, Lilliput Lane, Border Fine Arts and NICI, among others. The Company's award winning Precious Moments figurine collection is one of the top collectible lines throughout the world. Further information is available on the Company's web site at www.enesco.com.

    This press release contains various forward-looking statements that are based on management's current assumptions and beliefs and upon information currently available to management. The Company has tried to identify such forward-looking statements by use of such words as "expects," "intends," "anticipates," "could," "estimates," "plans," and "believes," and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those anticipated, estimated, expected or projected. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include, but are not limited: the Company's success in developing new products and consumer reaction to the Company's new products; the Company's ability to secure, maintain and renew popular licenses, particularly our licenses for Precious Moments, Cherished Teddies, and Disney; the Company's ability to grow revenues in mass and niche market channels; the Company's ability to identify and close on strategic acquisitions; changes in general economic conditions, as well as specific market conditions; fluctuations in demand for our products; manufacturing lead times; the timing of orders and shipments and our ability to predict customer demands; inventory levels and purchase commitments exceeding requirements based upon incorrect forecasts; collection of accounts receivable; changes in the regulations and procedures affecting the importation of goods into the United States; changes in foreign exchange rates; price and product competition in the giftware industry; variations in sales channels, product costs or mix of products sold; and, possible future terrorist attacks, epidemics, or acts of war.
    In addition, the Company operates in a continually changing business environment and does not intend to update or revise the forward-looking statements contained herein, which speak only as of the date hereof. Additional information regarding forward-looking statement risk factors is contained in the Company's reports and filings with the Securities and Exchange Commission. In light of these risks and uncertainties, the forward-looking statements contained herein may not occur and actual results could differ materially from those set forth herein. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.


                          ENESCO GROUP, INC.
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)

ASSETS                                      Unaudited
                                           September 30,  December 31,
                                               2003           2002
                                           ------------   ------------
Current Assets:
Cash and equivalents                            $5,277        $17,418
Accounts receivable, net                        78,296         54,347
Inventories                                     55,993         48,334
Other current assets                             9,000         10,077
                                           ------------   ------------
Total current assets                           148,566        130,176

Property, plant and equipment, net              27,490         26,229

Other assets                                    26,754         23,380
                                           ------------   ------------
Total assets                                  $202,810       $179,785
                                           ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Notes and loans payable                        $13,471             $-
Accounts payable                                22,800         18,395
Federal, state and foreign income taxes         13,384         15,416
Total accrued expenses                          19,070         20,266
                                           ------------   ------------
Total current liabilities                       68,725         54,077

Total long-term liabilities                      3,606          3,795

Minority interest                                  114              -

Total shareholders' equity                     130,365        121,913
                                           ------------   ------------
Total liabilities and shareholders' equity    $202,810       $179,785
                                           ============   ============


                          ENESCO GROUP, INC.

                   CONSOLIDATED STATEMENTS OF INCOME
                              (UNAUDITED)
    Third Quarter and Nine Months Ended September 30, 2003 and 2002
               (In thousands, except per share amounts)

                     Third Quarter               Nine Months
              ---------------------------  ---------------------------
                2003      2002  % Change     2003      2002  % Change
              ---------------------------  ---------------------------

Net
 revenues     $71,764   $69,043      4%   $178,789  $190,409     -6%

Cost of
 sales         40,627    40,412            101,532   111,109

              -----------------           ------------------
Gross
 profit        31,137    28,631       9%    77,257    79,300      -3%

Gross
 profit %        43.4%     41.5%              43.2%     41.6%

Selling,
 distribution,
 general and
 administrative
 expense       24,008    21,896      10%    70,615    71,102      -1%

              -----------------           ------------------
Operating
 profit         7,129     6,735       6%     6,642     8,198     -19%

  Interest
   expense        (97)     (203)              (641)     (505)
  Interest
   income          66        65                472       214
  Other income
   (expense),
    net          (339)     (362)              (974)   (1,110)

              -----------------           ------------------
Income before
 income taxes
 and cumulative
 effect of a change
 in accounting
 principle      6,759     6,235              5,499     6,797

Income
 taxes          2,162     1,834              1,514     2,006

              -----------------           ------------------
Income before
 cumulative
 effect of a
 change in
 accounting
 principle      4,597     4,401       4%     3,985     4,791     -17%

Cumulative
 effect of
 a change in
 accounting
 principle, net
 of income
 taxes (1)          -         -                  -   (29,031)

              -----------------           ------------------
Net income
 (loss)        $4,597    $4,401       4%    $3,985  $(24,240)   n/m(2)
              =================           ==================

Earnings (loss)
 per share:

  Income before
   cumulative
   effect of a
   change in
   accounting
   principle
    Basic       $0.33     $0.32              $0.28     $0.35
    Diluted     $0.32     $0.31              $0.28     $0.34

  Basic and
   diluted
   cumulative
   effect of
   a change in
   accounting
   principle,
   net of
   income taxes $0.00     $0.00              $0.00    ($2.10)

  Net income
   (loss):
    Basic       $0.33     $0.32              $0.28    ($1.75)
    Diluted     $0.32     $0.31              $0.28    ($1.75)

Average basic
 shares
 outstanding   14,065    13,879             14,000    13,839
Average
 diluted shares
 outstanding   14,461    14,246             14,344    14,095

(1) Amortization of goodwill ceased after 2001, per FAS 142. In 2002, Goodwill impairment is recorded as the cumulative effect of a change in accounting principle in accordance with FAS 142.
(2) n/m =not meaningful


    CONTACT: Enesco Group, Inc.
             Tom Bradley (Investors), 630-875-5990
             jgadzins@enesco.com
             or
             Donna Shaults (Media), 630-875-5464
             dshaults@enesco.com